Exhibit 99.5

Contact:	Dusty Pritchett
Senior Vice President of Finance and Chief Financial Officer
256-217-1300

AVOCENT REPORTS HIGHER SALES AND NET INCOME

FOR THIRD QUARTER

HUNTSVILLE, Ala. (October 16, 2003) - Avocent Corporation (NASDAQ:AVCT) today reported higher sales, margins and net income for the third quarter ended September 26, 2003, compared to the third quarter ended September 27, 2002.

“Sales increased 18.6% to $76.5 million and income prior to intangible amortization, merger-related expenses and a gain on the sale of certain investment securities (see “Use of Non-GAAP Financial Measures” discussion below) was up 40.1% to $15.3 million, or $0.32 per diluted share, compared with our third quarter 2002,” stated John R. Cooper, president and chief executive officer of Avocent Corporation. “Our earnings benefited from increased sales, higher margins and improved expense levels compared with last year.”

GAAP net income for the third quarter of 2003 was $13.5 million, or $0.28 per diluted share.  This compares with a GAAP net loss of $325,000, or $0.01 per share, in the third quarter of 2002.

“We experienced increased demand for our branded products, including our proprietary digital, AMX and SwitchView products.  Sales were up across all customer segments in both the U.S. and abroad.  In particular, U.S. sales momentum increased in the third quarter, rising 25.3% to $48.9 million compared with the third quarter of last year.

“Research and development expense increased 15.0% to $7.1 million, or 9.3% of third quarter revenues,” continued Mr. Cooper.  “We remain focused on developing new products, enhancing existing products and improving our manufacturing efficiencies.  The increased funding also reflects our emphasis on software engineering to support the expansion of our digital product line and our development efforts for embedded solutions.  We believe our digital and embedded product lines have excellent growth opportunities as we expand our reach within the data center.”

Third Quarter Results

Net sales for the third quarter rose 18.6% to $76.5 million compared with sales of $64.5 million in the third quarter of 2002.  Branded sales rose 23.2% from the third quarter of last year and accounted for 56.4% of sales.  OEM sales rose 13.1% from the third quarter of 2002 and accounted for 43.6% of total third quarter 2003 sales.  International sales increased by 8.3% to $27.6 million, or 36.1% of total third quarter 2003 sales.

Gross profit for the third quarter rose to $43.6 million with a gross margin of 57.0% compared with gross profit of $33.2 million and a gross margin of 51.5% in the third quarter of 2002.  Improved margins were due to increased sales leverage, improved product mix and lower manufacturing costs for certain key products.

SG&A expenses for the third quarter were $16.8 million, or 22.0% of sales, compared with $15.3 million, or 23.7% of sales, in the third quarter of 2002.  Cost containment measures had a positive effect on reducing the growth rate of SG&A expenses.

Income prior to intangible amortization, merger-related expenses and gain on sale of certain investment securities rose to $15.3 million, or $0.32 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $10.9 million, or $0.24 per diluted share, in the third quarter of 2002.  Net adjustments to reconcile to GAAP income were $1.8 million in the third quarter of 2003, including $5.7 million in intangible amortization and merger-related expenses offset by a $3.2 million gain on sale of investment securities.  Net adjustments to reconcile to GAAP income were $11.2 million in the third quarter of 2002, including $7.5 million of intangible amortization and merger-related expenses and a $6.0 million one-time charge for in-process research and development expenses related to the acquisition of 2C Computing, Inc.

Avocent’s balance sheet and cash position remained strong as of September 26, 2003.  The Company’s cash flow from operations was approximately $15 million for the third quarter of 2003 with over $273 million in cash, cash equivalents and investments at the quarter’s end.

Use of Non-GAAP Financial Measures

Income prior to intangible amortization, merger-related expenses and gain on sale of certain investment securities, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP.  Avocent’s management uses operational income as a financial measure to evaluate performance and allocate resources within the Company.  Management believes this measure presents the Company’s results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains on sales of investments made by Avocent.  Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions.  Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies.  A reconciliation of Avocent’s results using operational measures and GAAP is set forth in the condensed consolidated statement of operations included in this press release.

Conference Call Information

Avocent will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held October 16, 2003.  The live broadcast will be available on-line at www.avocent.com and at www.vcall.com beginning at 10:00 a.m. central time.  The on-line replay will follow immediately and continue for 30 days.

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide.  Branded products include switching, extension, remote access, and video display solutions.  Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding the development and introduction of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, engineering and design activities, and manufacturing efficiencies in the future.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Quarter Ended September 26, 2003
	Operational	Adjustments **	GAAP

Net sales	$76,482		$76,482
Cost of sales	32,829	$80	32,909
Gross profit	43,653	(80)	43,573

Research and development expenses	7,000	103	7,103
Selling, general and administrative expenses	16,069	769	16,838
Amortization of intangible assets	—	4,739	4,739
Operating income	20,584	(5,691)	14,893

Other income (expense), net	1,039	3,158	4,197
Income before income taxes	21,623	(2,533)	19,090

Provision for income taxes	6,341	(727)	5,614
Net income	$15,282	$(1,806)	$13,476

Earnings per share:
Basic	$0.33		$0.29
Diluted	$0.32		$0.28

Weighted average shares and common equivalents outstanding:
Basic	46,347	—	46,347
Diluted	47,850	(80)	47,770

	For the Quarter Ended September 27, 2002
	Operational	Adjustments **	GAAP

Net sales	$64,490		$64,490
Cost of sales	31,018	$234	31,252
Gross profit	33,472	(234)	33,238

Research and development expenses	5,711	465	6,176
Acquired in-process research and development expense	—	6,000	6,000
Selling, general and administrative expenses	13,929	1,333	15,262
Amortization of intangible assets	—	5,474	5,474
Operating income	13,832	(13,506)	326

Other income (expense), net	1,211	—	1,211
Income before income taxes	15,043	(13,506)	1,537

Provision for income taxes	4,133	(2,271)	1,862
Net income	$10,910	$(11,235)	$(325)

Earnings per share:
Basic	$0.24		$(0.01)
Diluted	$0.24		$(0.01)

Weighted average shares and common equivalents outstanding:
Basic	45,016	—	45,016
Diluted	45,570	(554)	45,016

**   Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed), intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002, and a realized gain on the disposal of an equity security investment which had been written down in the fourth quarter of 2001. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.  Please see previous discussion regarding the use of non-GAAP financial measures.

	For the Nine Months Ended September 26, 2003
	Operational	Adjustments **	GAAP

Net sales	$218,256		$218,256
Cost of sales	93,873	$528	94,401
Gross profit	124,383	(528)	123,855

Research and development expenses	20,598	971	21,569
Selling, general and administrative expenses	48,577	3,044	51,621
Amortization of intangible assets	—	17,051	17,051
Operating income	55,208	(21,594)	33,614

Other income (expense), net	2,949	3,127	6,076
Income before income taxes	58,157	(18,467)	39,690

Provision for income taxes	16,220	(5,519)	10,701
Net income	$41,937	$(12,948)	$28,989

Earnings per share:
Basic	$0.91		$0.63
Diluted	$0.88		$0.61

Weighted average shares and common equivalents outstanding:
Basic	45,900	—	45,900
Diluted	47,390	(129)	47,261

	For the Nine Months Ended September 27, 2002
	Operational	Adjustments **	GAAP

Net sales	$189,612		$189,612
Cost of sales	93,284	$1,211	94,495
Gross profit	96,328	(1,211)	95,117

Research and development expenses	17,434	2,151	19,585
Acquired in-process research and development expense	—	6,000	6,000
Selling, general and administrative expenses	42,523	8,130	50,653
Amortization of intangible assets	—	16,068	16,068
Operating income	36,371	(33,560)	2,811

Other income (expense), net	3,819	—	3,819
Income before income taxes	40,190	(33,560)	6,630

Provision for income taxes	10,639	(7,554)	3,085
Net income	$29,551	$(26,006)	$3,545

Earnings per share:
Basic	$0.66		$0.08
Diluted	$0.64		$0.08

Weighted average shares and common equivalents outstanding:
Basic	44,931	—	44,931
Diluted	45,883	(410)	45,473

**   Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed), intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002, and a realized gain on the disposal of an equity security investment which had been written down in the fourth quarter of 2001. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.  Please see previous discussion regarding the use of non-GAAP financial measures.

AVOCENT CORPORATION
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 26, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents and short-term investments	$180,428	$169,318
Accounts receivable, net	47,387	36,313
Current and deferred income tax receivable	5,108	6,541
Other receivables, net	398	1,191
Inventories, net	17,529	24,422
Other current assets	5,289	3,256
Total current assets	256,139	241,041

Investments	92,582	46,572
Property and equipment, net	36,316	24,313
Goodwill, net	203,625	203,625
Intangible assets, net	35,460	52,601
Other assets	587	455
Total assets	$624,709	$568,607

Accounts payable and other accrued expenses	$14,368	$14,159
Income tax payable	9,757	6,901
Other current liabilities	14,682	13,662
Total current liabilities	38,807	34,722

Non-current liabilities	11,481	16,213

Total stockholders' equity	574,421	517,672

Total liabilities and stockholders' equity	$624,709	$568,607

END